Exhibit 10.4

Employment Contract
Harvey Pride, Jr.
April 11, 2008-April 11, 2010

1.           THE PARTIES

This is an agreement between Harvey Pride, Jr. (hereinafter referred to as “you”) and Lakeland Industries, Inc., a Delaware corporation with principal place of business located at 701-7 Koehler Avenue, Ronkonkoma, NY 11779-7410 (hereinafter the “Company”).

2.           TERM; RENEWAL

The term of the agreement shall be for a 2 year period from April 11, 2008 through and including April 11, 2010.

3.           CAPACITY

You shall be employed in the capacity of Senior Vice President of Manufacturing of Lakeland Industries, Inc. and such other title or titles as may from time to time be determined by the Board of Directors of the Company.

You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to the Company and shall serve and further the best interests and enhance the reputation of the Company to the best of your ability.

4.           COMPENSATION

As full compensation for your services you shall receive the following from the Company:

a.	A base annual salary of $220,000.00 per year payable bi-weekly; and
b.	Participation when eligible in any of the Company’s Pension, Profit Sharing, and 401 (K) plans when any such plans have or become effective:
c.
Such other benefits as are consistent with the personnel benefits provided by the Company to its officers and employees; provided however that your vacation shall be for a period of no more than 20 business days. It is understood that no more that (2) weeks consecutive weeks of vacation shall be taken by you at any one time; and

d.	An adjustment in the way car allowances or leases are paid which will require a gross up in W-2 wages of $9,000 covering all vehicle expenses except fuel.
e.	An annual discretionary bonus not less than $10,000 payable May 25, 2009 as set forth in this agreement:
i.
Mexico shall achieve its $500,000 in savings as compared with FY07 costs as per Jim Drumgoole and Greg Pontes spreadsheet analyzing and savings as projected by September 30, 2009, (a) by the addition of Uniland and Hi-visibility high China tariff products to the product mix, not by moving low China tariff products back to Mexico, (b) increasing labor efficiencies to 100% or above.

ii.
Inventory turn times at Decatur and Mexico (being Disposables, Highland, Chemland) shall increase to 3 times a year and finished goods turns to 5 times a year. This may not be completely achievable, but for bonus purposes the Board will look at this on a sliding scale. (i.e. improvement over what it is today as at 1/31/08)

iii.	Monitoring North American slow moving or excess inventory. This will be measured by reserves or write-offs already taken for FY08 versus FY09. No charitable contributions to be made.
iv.
Reducing USA unit cost of purchased raw materials, components and services on an apples to apples basis. Such calculations shall be determined by one of the Company’s outside auditors. The above goals will be further spelled out orally and/or by memos on a case by case basis. 50% of your bonus will be based upon the above as measured by the Compensation Committee of the Board of Directors. Such bonus will be in cash.

For FY 2009

By May 25th of each year commencing in 2009, you may be awarded a discretionary bonus based on an increase in after tax earnings measured from the prior year end. Said bonus shall be calculated as follows: for each penny increase in earnings after tax from $0.70 up to $0.93, a bonus of $1,000 and thereafter $500 of restricted stock with adjustments for stock splits or dividends or other such dilution in EPS during the fiscal year. New bonus targets for FY2010 will be set by April 2010 and shall be attached hereto as addendum.

5.            NON-COMPETITION

During the term of this agreement and for two years thereafter, you shall not either directly or indirectly as an agent, employee, partner, stockholder, director, investor, or otherwise engage in any activities in competition with the activities of the Company.  You shall also abide by the Code of Ethics Agreement and other Corporate Governance Rules as displayed on the Company’s Web Page.  You shall disclose prior to the execution of this agreement (or later on as the case may be) all outside business relationships, interests, investments, enterprises, that you presently have or contemplate entering into or enter into in the future that might affect your time spent on the business interests and your employment responsibilities to Lakeland, and/or loyalties to Lakeland.

6.            CONFIDENTIALITY

Except as required in your duties to the Company you shall not at any time during your employment and for a period of 5 years thereafter directly or indirectly use or disclose any confidential information relating to the Company or its business which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

7.            TERMINATION

You or the Company may terminate your employment prior to the end of the Term for any reason upon written notice to the other party in accordance with the following provisions:

(a)
Death.  Your employment shall terminate on the date of your death.  Your Base Salary (as in effect on the date of death) shall continue through the last day of the month in which your death occurs.  Payment of your Base Salary shall be made to your estate or your beneficiary as designated in writing to the Company.  Your estate or designated beneficiaries as applicable shall also receive a pro-rata portion of the Annual Bonus, if any, determined for the fiscal year up to and including the date of death which shall be determined in good faith by the Compensation Committee of the Board of Directors.  Your beneficiaries shall also be entitled to all other benefits generally paid by the Company on an employee’s death.

(b)
Disability.  Your employment shall terminate if you become totally disabled.  You shall be deemed to be totally disabled if you are unable, for any reason, to perform any of your duties to the Company for a period of ninety consecutive days, or for periods aggregating 120 days in any period of 180 consecutive days.

(c)
Other Termination.  Should you decide to leave the Company, you will provide the Company with 45 days written notice.  Should the Company decide to terminate you for any reason it shall have the right to buy out your contract rights herein for 6 months base pay and any commissions and bonus due you on the date of termination and  shall determine same by what you would have been paid in salary for 6 months after the date of termination calculated from the prior six months of salary, all concomitant with your execution of the Company’s standard severance agreement.

8.            NOTICES

Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and the Company, be in writing and by certified mail, return receipt requested and mailed to the Company at its headquarters at 701-7 Koehler Avenue, Ronkonkoma, NY 11779-07410 or to you at your business address at 202 Pride Lane, Decatur, AL 35603.

9.            WAIVER OR MODIFICATION

No waiver or modification in whole or in part of this agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

10.           SEPARABILITY

Any provision of this agreement or non-competition or confidentiality sections (the “Agreement”) which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof which shall continue in full force and effect.  The unenforceability or invalidity of any provision of the agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.           HEADINGS

The headings contained in this agreement are for convenience only and shall not affect, restrict or modify the interpretation of this Agreement.

12.           CONTROLLING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein and you agree to the exclusive jurisdiction and venue of the federal or state courts located in the
State of New York on any legal issues arising out of this contract and you agree that such judgments as rendered by New York courts shall be transferable and binding in all other American courts of competent jurisdiction.

LAKELAND INDUSTRIES, INC.
COMPENSATION COMMITTEE

	By:	/s/ Eric O. Hallman
Eric O. Hallman, Chairman

	By:	/s/ John J. Collins
John J. Collins

AGREED AND ACCEPTED:
	By:	/s/ Michael Cirenza
Michael Cirenza
/s/ Harvey Pride, Jr.
Harvey Pride, Jr.
Sr. Vice President	By:	/s/ A. John Kreft
A. John Kreft

	By:	/s/ Stephen M. Bachelder
Stephen M. Bachelder